Exhibit 10.57

Summary of Compensation for Non-Employee Directors

As of December 31, 2009, PC Connection, Inc.’s non-employee directors consisted of: (i) Joseph Baute; (ii) David Beffa-Negrini; (iii) Barbara Duckett; and (iv) Donald Weatherson. Non-employee directors receive a standard quarterly retainer fee of $10,000 for service on the Board as well as $2,500 for each individual board meeting attended and $1,500 for each committee meeting attended. On August 18, 2009, Messrs. Baute, Beffa-Negrini, and Weatherson each received 3,000 shares of restricted stock, which vest annually in three equal installments. On August 18, 2009, Ms. Duckett received 5,000 shares of restricted stock, which vest annually in three equal installments. The table below sets forth the total retainer fee paid for 2009, and per board meeting and committee meeting fees paid to our non-employee directors in 2009:

Director	Total Retainer Fee Paid for 2009(1)	Fee Per Board Meeting Attended	Fee Per Committee Meeting Attended
Joseph Baute	$40,000	$2,500	$1,500
David Beffa-Negrini	$40,000	$2,500	$1,500
Barbara Duckett	$20,000	$2,500	$1,500
Donald Weatherson	$40,000	$2,500	$1,500

(1)	In addition, the non-employee directors receive reimbursement for all reasonable expenses incurred in attending board and committee meetings.